                                                               EXHIBIT 3(b)


                          FORM OF GENERAL AGENCY AGREEMENT

     THIS 1993 GENERAL AGENCY AGREEMENT (hereinafter "Agreement") is made and entered into as of October 1, 1993 by and between NORTHBROOK LIFE INSURANCE COMPANY (hereinafter "Northbrook") and DEAN WITTER REYNOLDS INC. (hereinafter "DWR").

     IN CONSIDERATION OF the mutual promises exchanged by the parties in this Agreement, Northbrook grants to DWR the right to be and DWR agrees to serve as General Agent for the sale of the Policies during the term of this Agreement and the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     1.01. "Agents" shall mean any DWR account executive, subproducer, employee or other person acting in a similar capacity who is appropriately licensed as an insurance agent.

     1.02. "DWR shall mean Dean Witter Reynolds Inc., its duly licensed insurance agency subsidiaries, and their successors.

     1.03.     "Fund" shall mean the Dean Witter Variable Investment Series.

     1.04. "Laws" shall mean all state (including the District of Columbia) and federal statutes and regulations, and any orders, rules or opinions of any judicial or administrative body authorized to interpret such statutes or regulations.

     1.05. "Loss" shall mean any expense, cost, loss, claim, damage or liability.

     1.06.     "NASD" shall mean the National Association of Securities Dealers,
Inc.

     1.07. "Northbrook" shall mean Northbrook Life Insurance Company and its successors. "Northbrook" shall include Northbrook's separate accounts (hereinafter the "Accounts").

     1.08. "Officer" shall mean an officer of DWR from DWR's headquarters in New York, or any officer of Northbrook.

     1.09. "Policies" shall be those insurance policies and contracts of the types described in Addendum 1.09, attached to and made a part of this Agreement.

     1.10. "Premiums" shall mean purchase payments or premiums paid on the Policies.


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     1.11.     "Prospectus" shall mean any Prospectus or amendment thereto, if any, filed with the Securities and Exchange Commission with respect to the Policies.

     1.12. "Records" shall mean all data concerning the Policies, except data which is not produced at the request of or on behalf of Northbrook and which does not contain identifiable information about the Policy owner. "Records" does not include those customer lists in subparagraphs 3.03(a) and (b) of Article III of this Agreement.

     1.13. "Registration Statement" shall mean any Registration Statement and all post-effective amendments thereto, if any, filed with the Securities and Exchange Commission with respect to the Policies.

     1.14. "Sales or promotional material" shall mean sales or promotional pieces as defined by state insurance and federal securities laws, and by the NASD.

     1.15. "Sell" or "selling" or "sales" or "sale" shall mean soliciting, negotiating or effectuating the Policies or any other activity which by law requires a person to be licensed as an agent or which under the rules of the NASD requires a person to be registered to sell SEC registered variable insurance products.

     1.16. "Variable Product" shall mean the variable annuity products listed in Addendum 1.09.

                                   ARTICLE II.
                          DWR'S DUTIES AND OBLIGATIONS

     2.01. Subject to Northbrook's right to refuse to issue any Policies, DWR shall use reasonable efforts to sell the Policies and shall perform all duties necessary and proper in distributing the Prospectus and all sales and promotional material.

     2.02.     Further, DWR shall:

     (a) promptly remit premiums net of Fixed Commissions (as defined in paragraph 6.01) by bank wire transfer or check to Northbrook, send all applications, forms and any other necessary documents to Northbrook or its designated representative, and deliver the Policies to purchasers, as mutually agreed upon by the parties to this Agreement;

     (b) develop and publish all sales or promotional material to be used in selling the Policies. All such material shall be for the sole and exclusive use of DWR and its agents and shall be solely and exclusively DWR's property. Such material will not be used by DWR unless, prior to its use, Northbrook has approved it and has not, at the time of any subsequent use, withdrawn approval. Withdrawal of approval by


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     Northbrook of such material shall be upon thirty (30) days prior written notice to DWR, unless a more immediate withdrawal is required by legal or regulatory considerations, in which case Northbrook will consult with DWR before making withdrawal effective. The approval of Northbrook shall not be required with respect to materials developed by DWR for internal use only;

     (c) file with NASD all sales or promotional material where necessary to comply with federal laws and send Northbrook a copy of such filing and any comments received thereon;

     (d) give only that information or make only those representations concerning the Policies or Accounts of Northbrook to prospective purchasers and Policy owners which are contained in the Registration Statements or in the Accounts' Prospectuses filed with the SEC or are contained in the sales or promotional literature expressly approved by Northbrook; and

     (e) carry out the sales and distribution obligations of this Agreement and train its agents to use sales practices in compliance with the NASD Rules of Fair Practice and applicable laws. To the extent necessary to sell the Policies and to receive commissions, DWR shall be duly registered or licensed or otherwise qualified under the insurance and securities laws of the states in which the Policies are authorized for sale.

     2.03.     DWR shall not:

     (a)  alter or discharge any Policies on behalf of Northbrook;

     (b)  incur any indebtedness or liability on behalf of Northbrook;

     (c)  expend or contract for the expenditure of Northbrook's funds;

     (d)  extend the time for payment of any premiums;

     (e)  bind Northbrook by promising to reinstate any terminated Policies;

     (f)  accept notes for payment of premiums;

     (g) fail to maintain Northbrook funds in a separate account designated solely for Northbrook;

     (h) adjust or settle any claim or commit Northbrook to adjust or settle any claims on any Policies;


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     (i)  use Northbrook's name in any advertising or sales promotion unless approved by Northbrook in writing, such approval by Northbrook to be limited to the particular situation and not deemed to be express approval for use in other advertising or sales promotions; nor

     (j) use the registered marks of Northbrook without receiving prior written approval of an officer of Northbrook.

                                  ARTICLE III.
                       NORTHBROOK'S DUTIES AND OBLIGATIONS

     3.01. Northbrook represents and warrants that it has the authority to issue the Policies in the District of Columbia, Puerto Rico and all states of the United States except New York. Northbrook shall notify DWR promptly if its authority to issue the Policies is suspended, revoked or not renewed in any state or jurisdiction.

     3.02.     Northbrook shall:

     (a) pay all Commissions to DWR in accordance with Article VI and Addenda to Paragraph 6.01 of this Agreement;

     (b) obtain and maintain authority to sell the Policies in those states or jurisdictions where DWR and Northbrook determine it is desirable to sell the Policies; and

     (c) file sales or promotional material if so required by any federal, state, other local jurisdiction or regulatory organization, except as provided in Paragraph 2.02(c).

     3.03.     Northbrook shall not:

     (a) sell, assign, transfer or use, other than as contemplated by this Agreement, or, unless required by law, disclose in any manner, with or without consideration, a list, partial or complete, of the names of DWR's clients, agents or account executives, or a list, partial or complete, of the names of applicants for Policies provided to Northbrook by DWR, or a list, partial or complete, of the names of its own policyholders, unless an officer of DWR at DWR's corporate headquarters in New York consents to such action; provided, however, that this restriction shall not apply to any contacts effected through the use of a list of persons independently obtained by Northbrook and with respect to which the inclusion of the names of any such persons arises out of a relationship with an entity other than DWR or an affiliate of DWR;

     (b) interfere in any way with the relationship developed between DWR and its agents, account executives, employees or clients, or induce or attempt to induce or encourage DWR's agents or customers to terminate their relationship with DWR;


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     provided, however, that this subparagraph shall not apply to anything done or required to be done by law or as may be necessary under the rules and regulations of any regulatory authority having jurisdiction or as otherwise required by the terms of this Agreement;

     (c) contact or solicit, by mail or otherwise, any of DWR's clients, agents, account executives or employees unless Northbrook is required to do so by law, or to administer the Policies in the normal course of policyholder service, or in accordance with guidelines and procedures addressed in subparagraph (i) below. Any other contact must be authorized in advance in writing by an officer of DWR at DWR's corporate headquarters in New York in advance of such contact;

     (d) use DWR's name in any advertising or promotion unless expressly approved in writing by an officer of DWR at DWR's corporate headquarters in New York. Express approval by DWR shall be limited to the particular situation and shall not be deemed to be express approval for use in other advertising or sales promotions;

     (e) use advertising and sales promotional material developed by DWR without the express approval of an officer of DWR at DWR's headquarters in New York, or use, offer or present any of its own sales or advertising material to DWR's agents unless expressly approved in writing by an officer of DWR at DWR's headquarters in New York. Express approval by DWR shall be limited to the particular situation and shall not be deemed to be express approval for use in other advertising or sales promotions;

     (f)  incur any indebtedness or liability on behalf of DWR;

     (g)  expend or contract for the expenditure of DWR's funds;

     (h) use the registered marks of DWR without receiving prior written approval of an officer of DWR at DWR's headquarters in New York; nor

     (i) conduct any branch office, account executive or client meetings, visits, seminars or mailings either in person, or by any other means, except in accordance with the guidelines and control procedures established by DWR and approved by an officer of DWR at its headquarters in New York.

                                   ARTICLE IV.
                                     AGENTS

     4.01. (a)DWR shall exercise its own judgment in contracting with agents. Northbrook reserves the right of final approval before appointing or, where appropriate,


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licensing such agents to Northbrook, and reserves the right to terminate such appointment at any time.

     (b) DWR shall promptly notify Northbrook when DWR gives or receives notice of the termination of any such agent. Unless Northbrook directs otherwise, all such notices shall be sent to:

     Ronald Johnson, Assistant Vice President
     Northbrook Life Insurance Company
     3100 Sanders Road
     Northbrook, Illinois 60062

     Phone: 708-402-4101
     Facsimile: 708-402-3673


     4.02. DWR agrees that the Policies shall be sold only by licensed and appointed Agents.

     4.03. DWR and Northbrook shall jointly assure that payment of agent compensation, including special awards or prizes for sales contests or promotions, complies with all applicable laws.

     4.04. DWR shall ensure that its agents shall not recommend the purchase of Policies or sell Policies under the jurisdiction of the SEC or the NASD to an applicant in the absence of reasonable grounds to believe that the purchase of the Policies is suitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to DWR or to the agent making the recommendation.

     4.05. DWR shall assure that all agency contracts substantially comply with applicable laws and regulations.


                                   ARTICLE V.
                               COSTS AND EXPENSES


     5.01. Except as provided elsewhere in this Agreement, DWR shall perform, at its own expense, all duties which are necessary and proper for the sale of the Policies. DWR's expenses include but are not limited to:


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     (a)  all costs and expenses incurred in printing, mailing and distributing the Accounts and Fund Prospectuses for the Variable Product to any prospective purchaser of the Variable Product in connection with the payment of the initial Premiums. DWR is not responsible for printing, mailing and distributing Accounts and Fund Prospectuses for the Variable Product for any other purpose;

     (b) all costs and expenses incurred in text composition, printing, mailing and distributing the Statement of Additional Information, the semi-annual reports and supplements in respect of the Fund;

     (c) all costs and expenses incurred in preparing, printing and distributing any sales or promotional literature used by DWR and its agents in offering the Policies for sale;

     (d) all costs and expenses incurred in advertising the offering of the Policies for sale;

     (e) all state insurance license fees and any fees directly associated with obtaining, maintaining or terminating insurance licenses for those persons employed by DWR and authorized to sell the Policies. Such fees do not include those fees for appointment as defined in sub-paragraph 5.02(j) of this Article;

     (f) 50% of the costs and expenses incurred for original text composition for new Variable Product Prospectuses. If the lengths of the Accounts and Fund Prospectuses are significantly different, the cost split may be adjusted by mutual agreement;

     (g) all costs and expenses incurred for text alterations within the DWR portions of the existing Variable Product Prospectuses and semi-annual reports; and

     (h) all costs and expenses, including the fees and disbursements of its attorneys and independent accountants, which are incurred in connection with preparing and filing the Fund's Registration Statement, pre and post-effective amendments thereto, and semiannual reports.

DWR's expenses under this Paragraph 5.01 are for its own account and are not to be reflected as expenses in determining Contingent Commissions pursuant to
Article VI hereof. The parties intend and agree that the Schedule of Fixed Commissions set out in the Addenda to Paragraph 6.01, plus a Quarterly Marketing Allowance of $125,000, shall be deemed to be appropriate recompense to DWR in respect of such expenses.

     5.02.     Northbrook's expenses shall include but are not limited to:


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     (a)  all costs and expenses, including the fees and disbursements of its attorneys and independent accountants, which are incurred in connection with preparing and filing the Accounts' Registration Statements and the pre and post-effective amendments thereto;

     (b) all costs and expenses incurred in printing, mailing and distributing the Modified Custom Product Prospectus and related statements, reports and supplements, for any purpose whatsoever;

     (c) all costs and expenses incurred in preparing, printing, mailing and otherwise distributing the Accounts and Fund Prospectuses to owners of the Policies;

     (d) 50% of the costs and expenses incurred for original text composition for new Variable Product Prospectuses. If the lengths of the Accounts and Funds Prospectuses are significantly different, the cost split may be adjusted accordingly by mutual agreement;

     (e) all costs and expenses incurred for text alterations within the Northbrook portions of the existing Variable Product Prospectuses and semi-annual reports;

     (f) all costs and expenses incurred in obtaining authorization to sell the Policies by the appropriate regulatory agencies in such states or other jurisdictions as determined by Northbrook;

     (g) all costs and expenses incurred in obtaining and maintaining state or other regulatory agency authorization of the Policies until Northbrook and DWR determine that it is no longer desirable to continue to offer the Policies for sale in that state or other jurisdiction;

     (h) all costs and expenses incurred in obtaining any necessary state authorization of sales or promotional material which is used by DWR;

     (i) all costs and expenses incurred in developing, maintaining in force, and administering the Policies;

     (j) all state insurance fees necessary to obtain and maintain the appointment of DWR and agents as Northbrook's agent; and

     (k) all of the costs and expenses incurred in text composition, printing, mailing and distributing the Statement of Additional Information in respect of the Accounts.

Northbrook's expenses under this Paragraph 5.02 are for its own account and are not to be reflected as expenses in determining Contingent Commissions pursuant to Article VI hereof.


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The parties intend and agree that the 30 basis point Expense Allowance, plus a
Quarterly Special Marketing Allowance of $12,500, shall be deemed to be appropriate recompense to Northbrook in respect of such expenses.

     5.03. Entitlement to the Quarterly Special Marketing Allowances set out in Sub-Paragraph 5.01(h) and Paragraph 5.02 shall commence with a proportionate Allowance payable on June 1, 1993, full Allowances thereafter being payable on the first day of each calendar quarter. Entitlement to such Allowances shall terminate on the date this Agreement terminates, with a proportionate refund of any such Allowance being effected accordingly.

                                   ARTICLE VI.
                                   COMMISSIONS

     6.01. Northbrook shall pay to DWR any commissions payable by reason of sale of the Policies as long as the payment of Commissions complies with applicable law. "Commissions" shall mean those fixed commissions described in Addenda 6.01(a), 6.01(b) and 6.01(d) ("Fixed Commissions") and those contingent commissions described in Addendum 6.01(c) ("Contingent Commissions"), in each case attached hereto and made a part hereof.

     6.02. DWR shall be entitled,to receive Fixed Commissions and will promptly on demand refund all Fixed Commissions in accordance with the provisions of the Fixed Commissions Addenda to Section 6.01, attached to and made a part of this Agreement.

     6.03. In compensating DWR, Northbrook reserves the right to withhold Fixed Commissions from DWR if it determines DWR is not paying commissions to its agents in accordance with applicable laws.

     6.04. Subject to paragraph 6.01, DWR shall direct how Commissions are paid, provided such direction is in accordance with applicable law.

     6.05. If changes in insurance laws or regulations could reasonably be expected to affect the sales and administration of Policies under this Agreement, Northbrook shall notify DWR within a reasonable time after Northbrook receives notice of those changes. Such notice shall be in writing except, if circumstances so require, the notice may be communicated by telephone or facsimile and confirmed in writing.

                                  ARTICLE VII.
                                     RECORDS

     7.01. The Records shall be the exclusive property of Northbrook, subject to rights of inspection and review by DWR.


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     7.02.     Unless otherwise agreed to, no party to this Agreement shall voluntarily disclose to any third party any books, reference manuals, instructions, information or data which concern the other party's business and which are exchanged during the negotiation and performance of this Agreement. When this Agreement terminates or expires, the parties shall return all such books, reference manuals, instructions, information or data in their possession.

     7.03. For the purpose of determining the other party's compliance with this Agreement, each party to this Agreement shall have reasonable access during normal business hours to any Records which concern the Policies and which are maintained by the other party.

     7.04. DWR and Northbrook shall keep confidential the Records and any other information concerning the Policy owners, annuitants, insureds, beneficiaries or any persons who have rights arising out of the Policies. DWR or Northbrook may disclose the Records and such information only if the other has authorized disclosure and if the disclosure is required by applicable law. In the event DWR or Northbrook is served with a subpoena, court order or demand from a regulatory organization which mandates disclosure of the Records or such information, such party must notify the other and allow such other party sufficient time to authorize disclosure or to intervene in the judicial proceeding or matter so as to protect its interest.

     7.05. Both Northbrook and DWR agree to keep all information required by applicable laws, to maintain the books, accounts and records as to clearly and accurately disclose the precise nature and details of the transaction, and to assist one another in the timely preparation of any reports required by law.

     7.06. DWR and Northbrook shall furnish to the other any reports and information which the other may request for the purpose of meeting reporting and record keeping requirements under the laws of Illinois or any other state or jurisdiction.

                                  ARTICLE VIII.
                          COMPLAINTS AND INVESTIGATIONS

     8.01. DWR and Northbrook agree to cooperate fully in any regulatory investigation or proceeding or any judicial proceeding, or any internal investigation of a customer complaint, arising in connection with the Policies. DWR and Northbrook further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to the Policies and related matters.

     Without limiting the foregoing:

     (a) Northbrook will promptly notify DWR of any customer complaint or notice of any regulatory examination, investigation or proceeding or any judicial proceeding


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     received by Northbrook with respect to DWR which may affect the selling of any Policies.

     (b) DWR will promptly notify Northbrook of any customer complaint or notice of any regulatory examination, investigation or proceeding or any judicial proceeding received by DWR in connection with selling any Policies.

     8.02. Northbrook and DWR will cooperate with each other in investigating customer and regulatory complaints and in responding to such complaints. DWR shall send copies of any complaints and responses to Northbrook at the address in paragraph 4.01 (b) of this Agreement.

                                   ARTICLE IX,
                            DWR'S INDEMNITY AGREEMENT

     9.01.     DWR shall, for it own account, indemnify and hold harmless
Northbrook:

     (a) and each person who controls or is associated with Northbrook within the meaning of the Securities Acts of 1933 and 1934 for any and all Losses, joint or several, arising out of or based on DWR providing Northbrook any untrue statement or an alleged untrue statement of material fact, DWR making any omission or alleged omission of a material fact required by the Securities Act of 1933 or 1934, the Investment Company Act of 1940 or applicable insurance laws or regulation, or DWR making any misleading statement resulting from an omitted or misstated material fact, contained or which should have been contained in any Registration Statement or in any Prospectus used in connection with the Policies or any investment series managed by DWR and used by the Policies; PROVIDED, that DWR will not be liable in any such case to the extent that such Loss arises out of, or is based upon, an untrue or alleged untrue statement, omission, or misleading statement made in reliance upon written information furnished to DWR by or on behalf of Northbrook specifically for use in such Registration Statement or Prospectus. For purposes of the indemnity provisions of this Article, the terms "Prospectus" or "Registration Statement" shall mean any document which is or at any time was a Prospectus or Registration Statement, respectively, within the meaning of Prospectus or Registration Statement;

     (b) from any and all Losses, joint or several, to which Northbrook or any of its directors, officers, or employees thereof may become subject, insofar as the Losses arise out of or are based upon any unauthorized use of sales materials or any verbal or written misrepresentation or any unlawful sales practices concerning the Policies by DWR or its agents; and

     (c) from any and all Losses, joint or several, to which Northbrook or any of its directors, officers, or employees thereof may become subject and which result from


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     DWR's acts or omissions which are negligent, fraudulent or unauthorized, including but not limited to the sale of Policies by, or payment of commission by DWR to, unlicensed agents or agents who have not been appointed by Northbrook; PROVIDED. however, that this indemnity shall not extend to any Loss resulting from the failure of the Policies to conform with any description developed or approved by Northbrook for use by DWR or its agents.

     9.02. DWR will reimburse Northbrook, in a reasonable amount, for any legal or other expenses incurred by Northbrook in investigating or defending any action or claim arising out of any matter for which DWR is obligated to indemnify Northbrook under paragraph 9.01 of this Article.

     9.03. DWR shall not indemnify Northbrook against any liability if Northbrook does not notify DWR of the proceedings and furnish to, DWR a copy of the legal documents (E.G., complaint, notice of hearing, etc.), if available, within a reasonable time after Northbrook or its designated service of process agent is served with the summons or other legal process which initially notifies Northbrook of the nature of the proceeding.

                                   ARTICLE X.
                        NORTHBROOK'S INDEMNITY AGREEMENT

     10.01. Northbrook shall, for its own account, indemnify and hold harmless DWR:

     (a) and each person who controls or is associated with DWR within the meaning of the Securities Acts of 1933 or 1934 for any and all Losses, joint or several, arising out of or based on Northbrook providing DWR any untrue statement or an alleged untrue statement of material fact, Northbrook making any omission or alleged omission of a material fact required by the Securities Acts of 1933 or 1934, the Investment Company Act of 1940, or applicable Insurance Laws or Regulations, or Northbrook making any misleading statement resulting from an omitted or misstated material fact, contained or which should have been contained in any Registration Statement or in any Prospectus used in connection with the Policies or any investment series managed by DWR and used by the Policies; provided, that Northbrook will not be liable in any such case to the extent that such Loss arises out of, or is based upon, an untrue or alleged untrue statement, omission, or alleged omission, or misleading statement made in reliance upon written information furnished to Northbrook by or on behalf of DWR specifically for use in any such Registration Statement or Prospectus. For purposes of the indemnity provisions of this Article, the terms "Prospectus" or "Registration Statement" shall mean any document which is or at any time was a Prospectus or Registration Statement, respectively, within the meaning of Prospectus or Registration Statement;


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

     (b) from any and all Losses, joint or several, to which DWR or any of its directors, officers or employees thereof may become subject and which result from Northbrook's acts or omissions which are negligent, fraudulent or unauthorized, including but not limited to the failure of the Policies to conform with any written description developed or approved by Northbrook for the use of DWR or its agents; provided, the indemnity of DWR by Northbrook under this subparagraph 10.01(b) shall not extend to any Loss resulting from the failure of DWR to notify its agents of any changes in applicable law which affect the Policies in the event that Northbrook has fully discharged its responsibilities under Paragraph 6.05; and

     (c) from any and all Losses, joint or several, to which DWR or any of its directors, officers or employees thereof may become subject, insofar as such Losses arise out of or are based upon any unauthorized use of sales materials or any verbal or written misrepresentation or any unlawful sales practices concerning the Policies by Northbrook or its employees, or insofar as such Losses arise from the sale by DWR and its agents of Policies using procedures which do not require the prospective purchaser of a Policy to complete and submit a Policy application, it being acknowledged by Northbrook that DWR has relied upon Northbrook as to the compliance of such procedures with applicable law and regulation.

     10.02. Northbrook will reimburse DWR, in a reasonable amount, for any legal or other expenses incurred by DWR in investigating or defending any action or claim arising out of any matter for which Northbrook is obligated to indemnify DWR under paragraph 10.01 of this Article.

     10.03. Northbrook shall not indemnify DWR for any Losses arising out of an action where (a) an owner of the Policies or other person seeking legal recourse was not furnished or sent or given at or prior to written confirmation of the sale of the Policies, a copy of the most recent Prospectus if Northbrook has previously furnished copies of the most recent Prospectus to DWR in accordance with the terms of this Agreement, and (b) such losses would not have occurred if such owner or other person had been furnished with the most recent prospectus.

     10.04. Northbrook shall not indemnify DWR against any Loss if DWR does not notify Northbrook of the proceedings and furnish to Northbrook the legal documents (e.g., complaint, notice of hearing, etc.), if available, within a reasonable time after DWR or its designated service or process agent is served with the summons or other legal process which initially notifies DWR of the nature of the proceeding.


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

                                   ARTICLE XI.
                                  MODIFICATION

     11.01. This Agreement may be modified only if in writing and if executed by those persons authorized to enter into Agreements on behalf of Northbrook and DWR.

     11.02. If either party fails to require performance by the other party of any provision of this Agreement, that party does not waive its right to require such performance at a later time. If either party waives the breach of any provision of this Agreement by the other party, the waiving party still has the right to require future performance of the provision and its conduct shall not be construed to waive succeeding breaches.


                                  ARTICLE XII.
                                   TERMINATION

     12.01. This Agreement will terminate concurrently with termination of the Business Agreement between DWR, Allstate Life Insurance Company and Northbrook dated as of October 1, 1993, or as otherwise agreed by the parties. In the event of any termination of this Agreement, unless the parties otherwise agree in writing and except as specifically provided herein, this Agreement shall continue to apply to the inforce business as of the date of termination hereof.

     12.02. In the event either Northbrook or DWR does not fulfill its responsibilities under this Agreement, the other party shall have the right to demand, in writing, that the noncompliance be corrected within thirty (30) days of the day on which the notice is received. In the event the noncompliance is not corrected within thirty (30) days, this Agreement will terminate with respect to further sales of the Policies on the 30th day after the complying party mails a termination notice by registered mail to the non-complying party; such termination shall not affect the rights and obligations of the parties with respect to Policies sold prior to the time of such termination.

     12.03. Notwithstanding the provisions of Paragraph 3.03 and the last sentence of Paragraph 12.01, upon the giving of notice of termination by either party to this Agreement, Northbrook shall have the right to contact its policyholders and take reasonable commercial steps to preserve its insurance business, which steps shall not in any way interfere with the relationship between DWR and its agents, account executives and employees, on the one hand, and Northbrook policyholders, on the other.


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

                                  ARTICLE XIII.
                               GENERAL PROVISIONS


     13.01. The relationship of DWR to Northbrook under this Agreement shall be that of an independent contractor. Nothing in this Agreement shall be construed to create the relationship of employer and employee between DWR and its agents, and Northbrook.

     13.02.    Northbrook shall have the right to refuse to issue any Policies.

     13.03. Northbrook and DWR each represent to the other that the entering into and performing of this Agreement does not and will not conflict with or cause a breach of any other agreement to which either is a party.

     13.04. Unless otherwise expressly provided herein, an notice, consent, offer, demand, request or other instrument required or authorized hereunder to be given to or served on any party to this Agreement may be given by facsimile, prepaid overnight courier, or mailed by registered or certified mail, and shall be deemed sufficiently given if addressed to the party intended as the recipient thereof as follows:

     (i)       To Northbrook:
               Marla G. Friedman, Vice President
               Northbrook Life Insurance Company
               3100 Sanders Road
               Northbrook, Illinois 60062
               Phone: 708-402-6622
               Facsimile: 708-402-3673

     (ii)      To DWR:
               Milton A. Fuller, Senior Vice President
               Dean Witter Reynolds Inc.
               Two World Trade Center, 74th Floor
               New York, New York 10048
               Phone:  212-392-4224
               Facsimile:  212-392-5543 or,

in any case, to such other address as any such party may specify as its address for this purpose by notice in writing to the other parties. Any instrument so sent shall be deemed to have been received:

     (i)  if by facsimile, on the date of transmission;

    (ii)  if by overnight courier, one day after deposit; or


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

     (iii)     if by mail, on the fifth day following the day of posting.

     13.05. This Agreement shall be binding upon the parties and their respective successors.

     13.06. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, except as to any matters which are to be governed by the Securities Acts of 1933 and 1934 and the Investment Company Act of 1940.

     13.07. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     13.08. The article headings contained herein are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation hereof.

     13.09. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall be deemed to be one and the same instrument.

     13.10. This Agreement shall be effective upon execution by both parties and will remain in effect unless terminated as provided in Article XII of this Agreement.

     13.11. This Agreement shall not be assignable by either party, and shall automatically terminate in the event of an attempted assignment.

     13.12. This Agreement shall be effective as of the date first written above.




     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        NORTHBROOK LIFE INSURANCE COMPANY



By:
                                        Title: Executive Vice President



                                        DEAN WITTER REYNOLDS INC.
By:


                                        Title: Executive Vice President


                                       17